Exhibit 10.27

Security Agreement
(All Assets)

As of December 29, 2006, for value received, the undersigned (“Debtor”) grants to COMERICA BANK (“Bank”), a Michigan banking corporation and an authorized foreign bank under the Bank Act (Canada), a continuing security interest and lien (sometimes referred to herein as a “security interest”) in the Collateral (as defined below) on the terms set out in this Security Agreement (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) to secure payment when due, whether by stated maturity, demand, acceleration or otherwise, of all existing and future indebtedness of Debtor to Bank (“Indebtedness”). Indebtedness includes, without limitation, any and all obligations and liabilities of Debtor to Bank, whether absolute or contingent, direct or indirect, voluntary or involuntary, liquidated or unliquidated, joint or several, known or unknown; any and all obligations or liabilities for which Debtor would otherwise be liable to Bank were it not for the invalidity or unenforceability of them by reason of any bankruptcy, insolvency or other law, or for any other reason; any and all amendments, modifications, renewals and/or extensions of any of the above; all costs and expenses incurred by Bank in establishing, determining, continuing, or defending the validity or priority of its security interest, or in pursuing its rights and remedies under this Agreement or under any other agreement between Bank and Debtor or made by Debtor in favour of Bank or in connection with any proceeding involving Bank as a result of any financial accommodation to Debtor; and all other costs and expenses of collecting Indebtedness including, without limitation, fees of counsel. Debtor agrees to pay Bank all such costs and expenses incurred by Bank immediately upon demand and, until paid, all costs and expenses shall bear interest at the highest per annum rate applicable to any of the Indebtedness, but not in excess of the maximum rate permitted by law. Any reference in this Agreement to fees of counsel shall be deemed a reference to reasonable fees of counsel (determined on a solicitor and client basis), costs and expenses of both in-house and outside counsel (without duplication of effort) and paralegals, whether or not a suit or action is instituted, and to court costs if a suit or action is instituted, and whether legal fees or court costs are incurred at the trial court level, on appeal, in a bankruptcy, administrative or probate proceeding or otherwise. Debtor further covenants, agrees and represents as follows:

SECTION 1. COLLATERAL.

1.1 Collateral shall include all of the present and after acquired personal property and undertaking of Debtor, wherever located, including without limitation all Goods (including all parts, accessories, attachments, special tools, additions and Accessions thereto), Chattel Paper, Money, Documents of Title (whether negotiable or not), Instruments, Intangibles and Securities now owned or hereafter owned or acquired by or on behalf of Debtor (including such as may be returned to or repossessed by Debtor) and in all Proceeds and renewals thereof, accretions thereto and substitutions therefor including, without limitation, all of the following now owned or hereafter owned or acquired by or on behalf of Debtor:

(a)	all Inventory of whatever kind and wherever situate,

(b)	all Equipment of whatever kind and wherever situate including, without limitation, all machinery, tools, apparatus, plant, furniture, fixtures and vehicles of whatsoever nature or kind,

(c)	all Intangibles, including without limitation, all claims, book accounts and book debts and generally all accounts, debts, dues, claims, choses in action and demands of every nature and kind howsoever arising or secured including letters of credit and advices of credit which are now due, owing or accruing or growing due to or owned by or which may hereafter become due, owing or accruing or growing due to or owned by Debtor (“Accounts Receivable”),

(d)	all deeds, documents, writings, papers, ledgers, books of account, records, computer printouts, microfilm, microfiche and other computer prepared information and other books relating to or being evidence or records of Accounts Receivable, Chattel Paper or Documents of Title or by which such are or may hereafter be secured, evidenced, acknowledged or made payable,

(e)	all contractual rights and insurance claims and all goodwill,

all patents, industrial designs, trade-marks, trade secrets and know-how including without limitation environmental technology and biotechnology, confidential information, trade-names, goodwill, copyrights, personality rights, plant breeders’ rights, integrated circuit topographies, and software and all other forms of intellectual and industrial property, and any registrations and applications for registration of any of the foregoing, including, without limitation, the intellectual property listed on Schedule “A” attached hereto (collectively “Intellectual Property”)

(as used in this Agreement, all of the foregoing, the “Collateral”).

1.2 The security interest granted hereby shall not extend or apply to, and Collateral shall not include, the last day of the term of any lease or agreement therefor but upon the enforcement of the security interest Debtor shall stand possessed of such last day in trust and assign the same to any person acquiring such term.

1.3 The terms “Goods”, “Chattel Paper”, “Money”, “Document of Title”, “Equipment”, “Consumer Goods”, “Instrument”, “Intangible”, “Security”, “Proceeds”, “Inventory”, and “Accessions” whenever used herein shall be interpreted pursuant to their respective meanings ascribed to them in the Personal Property Security Act (Ontario), as amended from time to time, which Act, including amendments thereto and any Act substituted therefor and amendments thereto is herein referred to as the “PPSA”. Provided always that the term “Goods” when used herein shall not include Consumer Goods of Debtor. Any reference herein to “Collateral” shall, unless the context otherwise requires, be deemed a reference to “Collateral or any part thereof”. The term “Proceeds” whenever used herein and interpreted as above shall by way of example include trade-ins, Equipment, cash, bank accounts, notes, Chattel Paper, Goods, contract rights, accounts and any other personal property or obligation received when such Collateral or Proceeds are sold, exchanged, collected or otherwise disposed of.

1.4 Capitalized terms which are not otherwise defined in this Agreement shall have the meaning given to them in the Letter Agreement dated as of December 29, 2006 between Debtor and Bank (as amended or modified from time to time, the “Letter Agreement”)

SECTION 2. WARRANTIES, COVENANTS AND AGREEMENTS.

Debtor warrants, covenants and agrees as follows:

2.1 Debtor shall furnish to Bank, in form and at intervals as Bank may request, any information Bank may reasonably request and allow Bank to examine, inspect, and copy any of Debtor’s books and records. Debtor shall, at the request of Bank, mark its records and the Collateral to clearly indicate the security interest of Bank under this Agreement.

2.2 At the time any Collateral becomes, or is represented to be, subject to a security interest in favour of Bank, Debtor shall be deemed to have warranted that (a) Debtor is the lawful owner of the Collateral and has the right and authority to subject it to a security interest granted to Bank; (b) none of the Collateral is subject to any security interest other than that in favour of Bank and Permitted Encumbrances; (c) there are no financing statements on file, other than those in favour of Bank and those filed with respect to Permitted Encumbrances; (d) no person, other than Bank (or any agent on behalf of Bank), has possession and/or control of any Collateral of such nature that perfection of a security interest may be accomplished by possession and/or control; and (e) Debtor acquired its rights in the Collateral in the ordinary course of its business.

2.3 Debtor does not have interest in, or title to, any Intellectual Property except as set forth on Schedule “A”. All Intellectual Property applications and registrations are valid and in good standing and Debtor is the owner of the applications and registrations.

2.4 Debtor will keep the Collateral free at all times from all claims, liens, security interests and encumbrances other than those in favour of Bank and Permitted Encumbrances. Debtor will not, without the prior written consent of Bank, sell, transfer or lease, or permit to be sold, transferred or leased, any or all of the Collateral, except for Inventory in the ordinary course of its business and as expressly provided in the Letter Agreement, and will not return any Inventory to its supplier. Bank or its representatives may at all reasonable times inspect the Collateral and may enter upon all premises where the Collateral is kept or might be located.

2.5 Notwithstanding anything to the contrary contained herein (including any provision for, reference to, or acknowledgement of, any encumbrance), nothing herein and no approval by Bank of any encumbrance (whether such approval is verbal or in writing) shall be construed as or deemed to constitute a subordination by Bank of any security interest or other right or interest in or to the Collateral or any part thereof in favour of any encumbrance or any holder of any encumbrance.

2.6 Debtor will do all acts and will execute or cause to be executed all writings requested by Bank to establish, maintain and continue an exclusive first priority, perfected security interest of Bank in the Collateral. Debtor agrees that Bank has no obligation to acquire or perfect any lien on or security interest in any asset(s), whether realty or personalty, to secure payment of the Indebtedness.

2.7 Debtor shall obtain the written consent of Bank prior to Debtor changing the location of its chief executive office, its principal place of business, its domicile (within the meaning of the Civil Code of Quebec) or its books and records, acquiring any new such locations, or keeping, maintaining or storing any Collateral at any location other than the locations identified in Section 5.19 below. Upon obtaining the written consent of Bank and before changing any such location or acquiring another such location (whether by purchase, lease or otherwise), Debtor shall provide Bank with such financing statements, financing change statements, charges, assignments, hypothecs, security interests, security agreements, landlord agreements, warehouseman/bailee agreements and other agreements and legal opinions as Bank may reasonably require in order to assure and maintain Bank’s first priority, perfected security interest on the Collateral.

2.8 Debtor will deliver to Bank from time to time promptly upon request any Documents of Title, Instruments, Securities and Chattel Paper constituting, representing or relating to Collateral for the purpose of protecting the security interest or the priority of such security of Bank in any such Documents of Title, Instruments, Securities or Chattel Paper.

2.9 Debtor will pay within the time that they are to be paid without interest or penalty all taxes, assessments and similar charges which at any time are or may become a lien, charge, or encumbrance upon any Collateral, except to the extent contested in good faith and bonded in a manner satisfactory to Bank. If Debtor fails to pay any of these taxes, assessments, or other charges in the time provided above, Bank has the option (but not the obligation) to do so and Debtor agrees to repay all amounts so expended by Bank immediately upon demand therefor, together with interest thereon at the highest lawful default rate which could be charged by Bank on any Indebtedness.

2.10 Debtor will keep the Collateral in good condition and will protect it from loss, damage and deterioration from any cause (ordinary wear and tear excepted). Debtor has and will maintain at all times (a) with respect to the Collateral, insurance under an “all risk” policy against fire and other risks customarily insured against, and (b) general liability insurance and other insurance as may be required by law or reasonably required by Bank, all of which insurance shall be in amount, form and content, and written by companies as may be reasonably satisfactory to Bank, containing, among other things, endorsements acceptable to Bank, including, without limitation, endorsements showing Bank as loss payee and additional insured (as applicable) and endorsements specifying that the insurer must give at least thirty (30) days prior written notice to Bank before amending or cancelling any policy for any reason. Debtor will deliver to Bank immediately upon demand evidence satisfactory to Bank that the required insurance has been procured. If Debtor fails to maintain satisfactory insurance, Bank has the option (but not the obligation) to do so and Debtor agrees to repay all amounts so expended by Bank immediately upon demand, together with interest at the highest lawful default rate which could be charged by Bank on any Indebtedness.

2.11 On each occasion on which Debtor evidences to Bank the account balances on and the nature and extent of the Accounts Receivable, Debtor shall be deemed to have warranted that, except as otherwise indicated by Debtor, (a) each of those Accounts Receivable is valid and enforceable without further performance by Debtor of any act; (b) each of those account balances are in fact owing, (c) to Debtor’s knowledge, there are no set-offs, recoupments, credits, contra accounts, counterclaims or defences against any of those Accounts Receivable, (d) as to any Accounts Receivable paid or satisfied by a note, trade acceptance, draft or other instrument or by any Chattel Paper or document, the same have been endorsed and/or delivered by Debtor to Bank, (e) Debtor has not received with respect to any Account Receivable, any notice of the death of the related account debtor, nor of the dissolution, liquidation, termination of existence, insolvency, business failure, appointment of a Receiver (as defined below) for, assignment for the benefit of creditors by, or filing of a petition in bankruptcy by or against, the account debtor, and (f) as to each Account Receivable, the account debtor is not an affiliate of Debtor, the Government of Canada or any department, agency or instrumentality of the Government of Canada or any of its provinces, territories or municipalities, or a citizen or resident of any jurisdiction outside of Canada. Debtor will do all acts and will execute all writings reasonably requested by Bank to perform, enforce performance of, and collect all Accounts Receivable. Debtor shall neither make nor permit any modification, compromise or substitution for any Account Receivable without the prior written consent of Bank, except for modifications and compromises in the ordinary course of business in a manner consistent with past practice made prior to the occurrence of an Event of Default. Debtor shall, at Bank’s request, arrange for verification of Accounts Receivable directly with account debtors or by other methods acceptable to Bank.

2.12 Debtor at all times shall be in compliance in all material respects with all applicable laws including, without limitation, any laws, ordinances, directives, orders, statutes, or regulations an object of which is to regulate or improve health, safety, or the environment (“Environmental Laws”).

2.13 If Bank, acting in its sole discretion, redelivers Collateral to Debtor or Debtor’s designee for the purpose of (a) the ultimate sale or exchange thereof; or (b) presentation, collection, renewal, or registration of transfer thereof; or (c) loading, unloading, storing, shipping, transshipping, manufacturing, processing or otherwise dealing with it preliminary to sale or exchange, such redelivery shall be in trust for the benefit of Bank and shall not constitute a release of Bank’s security interest in it or in the proceeds or products of it unless Bank specifically so agrees in writing. If Debtor requests any such redelivery, Debtor will deliver with such request a duly executed financing statement or financing change statement in form and substance satisfactory to Bank. Any proceeds of Collateral coming into Debtor’s possession as a result of any such redelivery shall be held in trust for Bank and immediately delivered to Bank for application on the Indebtedness. Bank may (in its sole discretion) deliver any or all of the Collateral to Debtor, and such delivery by Bank shall discharge Bank from all liability or responsibility for such Collateral. Bank, at its option, may require delivery of any Collateral to Bank at any time with such endorsements or assignments of the Collateral as Bank may request.

2.14 After the occurrence and during the continuance of an Event of Default and without notice, Bank may (a) cause any or all of the Collateral to be transferred to its name or to the name of its nominees; (b) receive or collect by legal proceedings or otherwise all dividends, interest, principal payments and other sums and all other distributions at any time payable or receivable on account of the Collateral, and hold the same as Collateral, or apply the same to the Indebtedness, the manner and distribution of the application to be in the sole discretion of Bank; (c) enter into any extension, subordination, reorganization, deposit, merger, amalgamation or consolidation agreement or any other agreement relating to or affecting the Collateral, and deposit or surrender control of the Collateral, and accept other property in exchange for the Collateral and hold or apply the property or money so received pursuant to this Agreement; and (d) take any actions in its own name or in Debtor’s name as Bank, in its sole discretion, deems necessary or appropriate to establish exclusive possession and/or control over any Collateral of such nature that perfection of Bank’s security interest may be accomplished by possession and/or control.

2.15 Bank may assign any of the Indebtedness and deliver any or all of the Collateral to its assignee, who then shall have with respect to such Collateral so delivered all the rights and powers of Bank under this Agreement. Following any such assignment, the assignor shall be fully discharged from all liability and responsibility with respect to Collateral so delivered.

2.16 [Intentionally Left Blank].

2.17 Debtor shall defend, indemnify and hold harmless Bank, its employees, agents, shareholders, affiliates, officers, and directors from and against any and all claims, damages, fines, expenses, liabilities or causes of action of whatever kind, including without limit consultant fees, legal expenses, and attorney fees, suffered by any of them as a direct or indirect result of any actual or asserted violation of any law, including, without limit, Environmental Laws, or of any remediation relating to any property required by any law, including without limit Environmental Laws; provided that the foregoing indemnification shall not be applicable to claims relating to Environmental Laws when arising solely from events or conditions occurring while Bank is in sole possession (subject to rights of any creditors of Debtor) of the applicable Collateral and Debtor shall not be liable for any loss, damages, suits, penalties, costs, liabilities or expenses arising from any act of gross negligence of Bank, its agents, employees, shareholders, affiliates, officers or directors.

SECTION 3. COLLECTION OF PROCEEDS.

3.1 Debtor agrees to collect and enforce payment of all Collateral until Bank shall direct Debtor to the contrary. Immediately upon notice to Debtor by Bank and at all times after that, Debtor agrees to fully and promptly cooperate and assist Bank in the collection and enforcement of all Collateral and to hold in trust for Bank all payments received in connection with Collateral and from the sale, lease or other disposition of any Collateral, all rights by way of suretyship or guarantee and all rights in the nature of a lien or security interest which Debtor now or later has regarding the Collateral. Immediately upon and after such notice, Debtor agrees to (a) endorse to Bank and immediately deliver to Bank all payments received on Collateral or from the sale, lease or other disposition of any Collateral or arising from any other rights or interests of Debtor in the Collateral, in the form received by Debtor without commingling with any other funds, and (b) immediately deliver to Bank all property in Debtor’s possession or later coming into Debtor’s possession through enforcement of Debtor’s rights or interests in the Collateral. Debtor irrevocably authorizes Bank and/or its employees or agents to endorse the name of Debtor upon any cheques or other items which are received in payment for any Collateral, and to do any and all things necessary in order to reduce these items to Money. Bank shall not have any duty as to the collection or protection of Collateral or the Proceeds of it, nor as to the preservation of any related rights, beyond the use of reasonable care in the custody and preservation of Collateral in the possession of Bank and the accounting of the proceeds of the Collateral to Debtor. Debtor agrees to take all steps necessary to preserve rights against prior parties with respect to the Collateral. Nothing in this Section 3.1 shall be deemed to be a consent by Bank to any sale, lease or other disposition of any Collateral.

3.2 Debtor agrees that immediately upon Bank’s request (which request may be made at Bank’s sole discretion), the Indebtedness shall be on a “remittance basis” as follows: Debtor shall at its sole expense establish and maintain (and Bank, at Bank’s option may establish and maintain at Debtor’s expense): (a) a lock box (the “Lock Box”), to which Bank shall have exclusive access and control. Debtor expressly authorizes Bank, from time to time, to remove contents from the Lock Box, for disposition in accordance with this Agreement. Debtor agrees to notify all account debtors and other parties obligated to Debtor that all payments made to Debtor (other than payments by electronic funds transfer) shall be remitted, for the credit of Debtor, to the Lock Box, and Debtor shall include a like statement on all invoices; and (b) a non interest bearing deposit account with Bank which shall be titled as designated by Bank (the “Cash Collateral Account”) to which Bank shall have exclusive access and control. Debtor agrees to notify all account debtors and other parties obligated to Debtor that all payments made to Debtor by electronic funds transfer shall be remitted to the Cash Collateral Account, and Debtor, at Bank’s request, shall include a like statement on all invoices. Debtor shall execute all documents and authorizations as required by Bank to establish and maintain the Lock Box and the Cash Collateral Account.

3.3 All items or amounts which are remitted to the Lock Box, to the Cash Collateral Account, or otherwise delivered by or for the benefit of Debtor to Bank on account of partial or full payment of, or with respect to, any Collateral shall, at Bank’s option, (a) be applied to the payment of the Indebtedness, whether then due or not, in such order or at such time of application as Bank may determine in its sole discretion, or, (b) be deposited to the Cash Collateral Account. Debtor agrees that Bank shall not be liable for any loss or damage which Debtor suffers or may suffer as a result of Bank’s processing of items or its exercise of any other rights or remedies under this Agreement, including without limitation indirect, special or consequential damages, loss of revenues or profits, or any claim, demand or action by any third party arising out of or in connection with the processing of items or the exercise of any other rights or remedies hereunder. Debtor further agrees to indemnify and hold Bank harmless from and against all such third party claims, demands or actions, and all related expenses or liabilities, including, without limitation, litigation costs and fees of counsel, except such claims, demands, actions, expenses or liabilities resulting solely from Bank’s gross negligence or willful misconduct.

SECTION 4. DEFAULTS, ENFORCEMENT AND APPLICATION OF PROCEEDS.

4.1 Upon the occurrence of any of the following events (each an “Event of Default”), Debtor shall be in default under this Agreement:

(a)	Any failure to pay the Indebtedness or any other indebtedness when due, or such portion of it as may be due, by acceleration or otherwise; or

(b)	Any failure or neglect to comply with, or breach of or default under, any term of this Agreement, or any other agreement or commitment between Borrower, Debtor, Veri-Tek International, Corp. (“Veri-Tek”) or any guarantor of any of the Indebtedness (“Guarantor”) and Bank and continuance beyond any applicable period of cure; or

(c)	Any warranty, representation, financial statement, or other written information made, given or furnished to Bank by or on behalf of Borrower, Debtor, Veri-Tek or any Guarantor shall be, or shall prove to have been, false or materially misleading in any material respect when made, given, or furnished; or

(d)	Any material loss, theft, substantial damage or destruction to or of any Collateral which is not covered by insurance, or the issuance or filing of any attachment, levy, garnishment or the commencement of any proceeding in connection with any Collateral or of any other judicial process of, upon or in respect of Borrower, Debtor, Veri-Tek, any Guarantor, or any Collateral; or

(e)

Sale or other disposition by Borrower, Debtor, Veri-Tek or any Guarantor of any substantial portion of its assets or property or voluntary suspension of the transaction of business by Borrower, Debtor, Veri-Tek or any Guarantor, or death, dissolution, termination of existence, merger, amalgamation, consolidation, insolvency, business failure, or assignment for the benefit of creditors of or by Borrower, Debtor, Veri-Tek or any Guarantor; or commencement of any proceedings under any applicable bankruptcy or insolvency laws or laws for the relief of debtors by or against Borrower, Debtor, Veri-Tek or any Guarantor; or the appointment of a Receiver (as defined below), trustee, court appointee, sequestrator or otherwise, for all or any part of the property of Borrower, Debtor, Veri-Tek or any Guarantor; or

(f)	Bank deems the margin of Collateral insufficient or itself insecure, in good faith believing that the prospect of payment of the Indebtedness or performance of this Agreement is impaired or shall fear deterioration, removal, or waste of Collateral; or

(g)	An event of default shall occur under any instrument, agreement or other document evidencing, securing or otherwise relating to any of the Indebtedness and continuance beyond any applicable period of cure.

4.2 Upon the occurrence of any Event of Default, Bank may at its discretion and without prior notice to Debtor declare any or all of the Indebtedness to be immediately due and payable, and shall have and may exercise any one or more of the following rights and remedies:

(a)	Exercise all the rights and remedies upon default, in foreclosure or otherwise, available to secured parties under the provisions of the PPSA and other applicable law or in equity;

(b)	Institute legal proceedings to enforce (including foreclosure upon) the lien and security interest granted by this Agreement, to recover judgment for all amounts then due and owing as Indebtedness, and to collect the same out of any Collateral or the proceeds of any sale of it;

(c)	Institute legal proceedings for the sale, under the judgment or decree of any court of competent jurisdiction, of any or all Collateral;

(d)	Appoint, remove and reappoint any person or persons, including an employee or agent of Bank to be a receiver (“Receiver”) which term shall include a receiver and manager of, or agent for, all or any part of the Collateral. Any such Receiver shall, as far as concerns responsibility for his acts, be deemed to be the agent of Debtor and not of Bank, and Bank shall not in any way be responsible for any misconduct, negligence or nonfeasance of such Receiver, his employees or agents. Except as otherwise directed by Bank, all money received by such Receiver shall be received in trust for and paid to Bank. Such Receiver shall have all of the powers and rights of Bank described in this Section 4.2(d) or as otherwise provided under the PPSA or the Bankruptcy and Insolvency Act (Canada). Bank may, either directly or through its agents or nominees, exercise any or all powers and rights of a Receiver. Debtor shall pay all costs, charges and expenses incurred by Bank or any Receiver or any nominee or agent of Bank, whether directly or for services rendered (including, without limitation fees of outside counsel calculated on a solicitor and his own client basis, auditor’s costs, other legal expenses and Receiver remuneration) in enforcing this Agreement and all such expenses together with any money owing as a result of any borrowing permitted hereby or pursuant to any applicable law shall be a charge on the proceeds of realization and shall be secured hereby; and/or

(e)	Personally or by its agents, attorneys, or appointment of a Receiver, enter upon any premises where Collateral may then be located, and take possession of all or any of it and/or render it unusable; and without being responsible for loss or damage to such Collateral, hold, operate, sell, lease, or dispose of all or any Collateral at one or more public or private sales, leasings or other disposition, at places and times and on terms and conditions as Bank may deem fit, without any previous demand or advertisement; and except as provided in this Agreement, all notice of sale, lease or other disposition, and advertisement, and other notice or demand, any right or equity of redemption, and any obligation of a prospective purchaser or lessee to inquire as to the power and authority of Bank to sell, lease, or otherwise dispose of the Collateral or as to the application by Bank of the proceeds of sale or otherwise, which would otherwise be required by, or available to Debtor under applicable law are expressly waived by Debtor to the fullest extent permitted.

Debtor recognizes that Bank may be unable to effect a public sale of any or all of the Collateral by reason of certain prohibitions contained in the Securities Act (Ontario) (the “Securities Act”) and other applicable securities laws, but may be compelled to resort to one or more private sales thereof to a restricted group of purchasers who will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Debtor acknowledges and agrees that any such private sale may result in prices and other terms less favourable to the seller than if such sale were a public sale and notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. Bank shall not be under any obligation to delay a sale of any of the Collateral for the period of time necessary to permit the issuer of such securities to register such securities for public sale under the Securities Act, or under other applicable securities laws, even if the issuer would agree to do so.

At any sale pursuant to this Section 4.2, whether under the power of sale, by virtue of judicial proceedings or otherwise, it shall not be necessary for Bank or a public officer under order of a court to have present physical or constructive possession of Collateral to be sold. The recitals contained in any conveyances and receipts made and given by Bank or the public officer to any purchaser at any sale made pursuant to this Agreement shall, to the extent permitted by applicable law, conclusively establish the truth and accuracy of the matters stated (including, without limitation, as to the amounts of the principal of and interest on the Indebtedness, the accrual and nonpayment of it and advertisement and conduct of the sale); and all prerequisites to the sale shall be presumed to have been satisfied and performed. Upon any sale of any Collateral, the receipt of the officer making the sale under judicial proceedings or of Bank shall be sufficient discharge to the purchaser for the purchase money, and the purchaser shall not be obligated to see to the application of the money. Any sale of any Collateral under this Agreement shall be a perpetual bar against Debtor with respect to that Collateral.

4.3 Bank shall not be liable or accountable for any failure to exercise any of its rights or remedies, take possession of, collect, enforce, realize, sell, lease or otherwise dispose of Collateral or to institute any proceedings for such purposes. Furthermore, Bank shall not have any obligation to take any steps to preserve rights against prior parties to any Instrument or Chattel Paper whether Collateral or Proceeds and whether or not in Bank’s possession and Bank shall not be liable or accountable for failure to do so.

4.4 Debtor shall, at the request of Bank, notify the account debtors or obligors of Bank’s security interest in the Collateral and direct payment of it to Bank. Bank may itself, upon the occurrence of an Event of Default, so notify and direct any account debtor or obligor to make payment to Bank. At the request of Bank, whether or not an Event of Default shall have occurred, Debtor shall immediately take such actions as Bank shall request to establish exclusive possession and/or control by Bank over any Collateral which is of such a nature that perfection of a security interest may be accomplished by possession and/or control.

4.5 The proceeds of any sale or other disposition of Collateral authorized by this Agreement shall be applied by Bank first upon all expenses of enforcement and all fees of counsel and legal expenses incurred by Bank; the balance of the proceeds of the sale or other disposition shall be applied in the payment of the Indebtedness, first to interest, then to principal, then to remaining Indebtedness and the surplus, if any, shall be paid over to Debtor or to such other person(s) as may be entitled to it under applicable law. Debtor shall remain liable for any deficiency, which it shall pay to Bank immediately upon demand. Debtor agrees that Bank shall be under no obligation to accept any noncash proceeds in connection with any sale or disposition of Collateral unless failure to do so would be commercially unreasonable. If Bank agrees in its sole discretion to accept noncash proceeds (unless the failure to do so would be commercially unreasonable), Bank may ascribe any commercially reasonable value to such proceeds. Without limiting the foregoing, Bank may apply any discount factor in determining the present value of proceeds to be received in the future or may elect to apply proceeds to be received in the future only as and when such proceeds are actually received in cash by Bank.

4.6 Nothing in this Agreement is intended, nor shall it be construed, to preclude Bank from pursuing any other remedy provided by law for the collection of the Indebtedness or for the recovery of any other sum to which Bank may be entitled for the breach of this Agreement by Debtor. Nothing in this Agreement shall reduce or release in any way any rights or security interests of Bank contained in any existing agreement between Borrower, Debtor or any Guarantor and Bank.

4.7 No waiver of default or consent to any act by Debtor shall be effective unless in writing and signed by an authorized officer of Bank. No waiver of any default or forbearance on the part of Bank in enforcing any of its rights under this Agreement shall operate as a waiver of any other default or of the same default on a future occasion or of any rights.

4.8 Debtor (a) irrevocably appoints Bank or any agent of Bank (which appointment is coupled with an interest) the true and lawful attorney of Debtor (with full power of substitution) in the name, place and stead of, and at the expense of, Debtor, and (b) authorizes Bank or any agent or employee of Bank, in its own name, at Debtor’s expense, to do any of the following, as Bank in its sole discretion, deems appropriate:

(a)	to demand, receive, sue for, and give receipts or acquittances for any money due or to become due on any Collateral and to endorse any item representing any payment on or proceeds of the Collateral;

(b)	to execute and file in the name of and on behalf of Debtor all financing statements, financing change statements or other filings deemed necessary or desirable by Bank to evidence, perfect, or continue the security interests granted in this Agreement; and

(c)	to do and perform any act on behalf of Debtor permitted or required under this Agreement.

4.9 Upon request by Bank to Debtor, which may only be made following the occurrence of an Event of Default, Debtor also agrees to assemble the Collateral and make it available to Bank at any place designated by Bank which is reasonably convenient to Bank and Debtor.

SECTION 5. MISCELLANEOUS.

5.1 Until Bank is advised in writing by Debtor to the contrary, all notices, requests and demands required under this Agreement or by law shall be given to, or made upon, Debtor at the first address indicated in Section 5.19 below.

5.2 Bank assumes no duty of performance or other responsibility under any contracts contained within the Collateral.

5.3 Bank has the right to sell, assign, transfer, negotiate or grant participations or any interest in, any or all of the Indebtedness and any related obligations, including without limitation, this Agreement. In connection with the above, but without limiting its ability to make other disclosures to the full extent allowable, Bank may disclose to transferees, assignees and participants all documents and information which Bank now or later has relating to Debtor, the Indebtedness or this Agreement, however obtained provided the transferee, assignee or participant, as applicable, agrees in writing to hold the information confidential in the same manner as Bank. Debtor further agrees that Bank may provide information relating to this Agreement or relating to Debtor to Bank’s parent, affiliates, subsidiaries, and service providers.

5.4 In addition to Bank’s other rights, any indebtedness owing from Bank to Debtor can be set off and applied by Bank on any Indebtedness at any time(s) either before or after maturity or demand without notice to anyone. Any such action shall not constitute an acceptance of collateral in discharge of Indebtedness.

5.5 Debtor, to the extent not expressly prohibited by applicable law, waives any right to require Bank to: (a) proceed against any person or property; (b) give notice of the terms, time and place of any public or private sale of personal property security held from Borrower, Debtor or any other person, or otherwise comply with the provisions of Part 5 of the PPSA; or (c) pursue any other remedy in Bank’s power. Debtor waives notice of acceptance of this Agreement and presentment, demand, protest, notice of protest, dishonour, notice of dishonour, notice of default, notice of intent to accelerate or demand payment of any Indebtedness, any and all other notices to which the undersigned might otherwise be entitled, and diligence in collecting any Indebtedness. Debtor unconditionally and irrevocably waives each and every defence and set-off of any nature which, under principles of guaranty or otherwise, would operate to impair or diminish in any way the obligation of Debtor under this Agreement, and acknowledges that such waiver is by this reference incorporated into each security agreement, collateral assignment, pledge and/or other document from Debtor now or later securing the Indebtedness, and acknowledges that as of the date of this Agreement no such defence or set-off exists.

5.6 [Intentionally Left Blank].

5.7 In the event that applicable law shall obligate Bank to give prior notice to Debtor of any action to be taken under this Agreement, Debtor agrees that a written notice given to Debtor at least fifteen days before the date of the action shall be reasonable notice of the action and, specifically, reasonable notification of the time and place of any public sale or of the time after which any private sale, lease, or other disposition is to be made, unless a shorter notice period is reasonable under the circumstances. A notice shall be deemed to be given under this Agreement when delivered to

Debtor or when placed in an envelope addressed to Debtor and deposited, with postage prepaid, in a post office or official depository under the exclusive care and custody of the Canada Post or the United States Postal Service or delivered to an overnight courier. The mailing shall be by overnight courier, certified, or first class mail.

5.8 Notwithstanding any prior revocation, termination, surrender, or discharge of this Agreement in whole or in part, the effectiveness of this Agreement shall automatically continue or be reinstated in the event that any payment received or credit given by Bank in respect of the Indebtedness is returned, disgorged, or rescinded under any applicable law, including, without limitation, bankruptcy or insolvency laws, in which case this Agreement shall be enforceable against Debtor as if the returned, disgorged, or rescinded payment or credit had not been received or given by Bank, and whether or not Bank relied upon this payment or credit or changed its position as a consequence of it. In the event of continuation or reinstatement of this Agreement, Debtor agrees upon demand by Bank to execute and deliver to Bank those documents which Bank determines are appropriate to further evidence (in the public records or otherwise) this continuation or reinstatement, although the failure of Debtor to do so shall not affect in any way the reinstatement or continuation.

5.9 This Agreement and the security afforded hereby is in addition to and not in substitution for any other security now or hereafter held by Bank and is, and is intended to be, a continuing Agreement.

5.10 The headings used in this Agreement are for convenience only and are not to be considered a part of this Agreement and do not in any way limit or amplify the terms and provisions of this Agreement.

5.11 When the context so requires, the singular number shall be read as if the plural were expressed and the provisions hereof shall be read with all grammatical changes necessary dependent upon the person referred to being a male, female, firm or corporation.

5.12 Nothing herein contained shall in any way obligate Bank to grant, continue, renew, extend time for payment of or accept anything which constitutes or would constitute Indebtedness.

5.13 The security interest created hereby is intended to attach when this Agreement is signed by Debtor and delivered to Bank.

5.14 If for the purposes of obtaining judgment in any court in any jurisdiction with respect to this Agreement it becomes necessary to convert into the currency of such jurisdiction (herein called the “Other Currency”) any amount due hereunder in any currency other than the Other Currency (the “Original Currency”), then conversion shall be made at the rate of exchange prevailing for the Original Currency on the Business Day before the day on which judgment is given. In the event that there is a change in the rate of exchange prevailing between the Business Day before the day on which the judgment is given and the date of payment of the amount due, Debtor will, on the date of payment, pay such additional amounts (if any) as may be necessary to ensure that the amount paid on such date is the amount in the Other Currency which when converted at the rate of exchange prevailing on the date of payment is the amount then due under this Agreement in such other Original Currency. Any additional amount due from Debtor under this Section 5.14 will be due as a separate debt and shall not be affected by judgment being obtained for any other sums due under or in respect of this Agreement.

5.15 This Agreement and all the rights and remedies of Bank under this Agreement shall inure to the benefit of Bank’s successors and assigns and to any other holder who derives from Bank title to or an interest in the Indebtedness or any portion of it, and shall bind Debtor and the heirs, legal representatives, successors, and assigns of Debtor. Nothing in this Section 5.15 is deemed to be a consent by Bank to any assignment by Debtor.

5.16 [Intentionally Left Blank].

5.17 No single or partial exercise, or delay in the exercise, of any right or power under this Agreement, shall preclude other or further exercise of the rights and powers under this Agreement. The unenforceability of any provision of this Agreement shall not affect the enforceability of the remainder of this Agreement. This Agreement along with the Letter Agreement constitutes the entire agreement of Debtor and Bank with respect to this Agreement. No amendment or modification of this Agreement shall be effective unless the same shall be in writing and signed by Debtor and an authorized officer of Bank. This Agreement and the transactions evidenced hereby shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein, as the same may from time to time be in effect including, where applicable, the PPSA.

5.18 To the extent that any of the Indebtedness is payable upon demand, nothing contained in this Agreement shall modify the terms and conditions of that Indebtedness nor shall anything contained in this Agreement prevent Bank from making demand, without notice and with or without reason, for immediate payment of any or all of that Indebtedness at any time(s), whether or not any Event of Default has occurred.

5.19 Debtor represents and warrants that Debtor’s exact name is as set forth in this Agreement. Debtor further represents and warrants the following and agrees that Debtor is, and at all times shall be, located in the following place [mark applicable provision]:

             Debtor is an individual, and Debtor is located (as determined pursuant to s. 7(4) of the PPSA) at Debtor’s principal residence which is (street address, city and province):                     .

    X      Debtor is a corporation which is organized under the laws of the Province of Alberta and Debtor is located at its sole place of business or, if it has more than one place of business, is located (as determined pursuant to s. 7(4) of the PPSA) at its chief executive office, which is (street address, city and province): [TO BE COMPLETED BY BORROWER].

If Collateral is located at other than the address above, such Collateral is located and shall be maintained at all locations identified on Schedule B attached hereto.

Collateral shall be maintained only at the locations identified in this Section 5.19.

SECTION 6. DEBTOR AND BANK ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY MAY BE WAIVED. EACH PARTY, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THEIR MUTUAL BENEFIT WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION REGARDING THE PERFORMANCE OR ENFORCEMENT OF, OR IN ANY WAY RELATED TO, THIS AGREEMENT OR THE INDEBTEDNESS.

SECTION 7. Special Provisions Applicable to this Agreement. (*None, if left blank)

IN WITNESS WHEREOF, Debtor has executed this Agreement as of the date first written above.

Debtor: MANITEX LIFTKING, ULC

By:	/s/ Michael Azar
SIGNATURE OF

Its:	Vice President
TITLE (If applicable)

SCHEDULE A

Intellectual Property

None.

SCHEDULE B

Locations of Collateral

1.	7135 Islington Avenue, Woodbridge, ON LVL149

2.	36 Armstrong Avenue, Georgetown, ON L7G4R9

3.	191 Vinyl Court, Woodbridge, ON L4L4A3